Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2019 THIRD QUARTER RESULTS

Third Quarter Net Sales up 7.9% and Diluted EPS up 10.0%

Raises 2019 Full Year Diluted EPS Guidance to $1.90 and Increases Dividend 20%

New York, New York, November 5, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2019. Of note, the average dollar/euro exchange rate for the 2019 third quarter is 1.11 compared to 1.16 in the third quarter of 2018, and 1.12 and 1.19 for the nine months ended September 30, 2019 and 2018, respectively.

Third Quarter 2019 Compared to Third Quarter 2018:

●	Net sales were $191.2 million, up 7.9% from $177.2 million; at comparable foreign currency exchange rates, net sales increased 9.7%;

●	Net sales by European based operations rose 4.2% to $143.6 million from $137.8 million;

●	Net sales by U.S. based operations rose 20.7% to $47.6 million from $39.4 million;

●	Gross margin was 59.8% compared to 61.6%;

●	S,G&A expenses as a percentage of net sales were 40.7% compared to 41.9%;

●	Operating income increased 4.8% to $36.6 million from $35.0 million;

●	Operating margin was 19.2% compared to 19.7%;

●	The effective income tax rate was 27.4% compared to 28.6%;

●	Net income attributable to Inter Parfums, Inc. increased 10.1% to $20.8 million from $18.9 million; and,

●	Net income attributable to Inter Parfums, Inc. per diluted share rose 10.0% to $0.66 from $0.60.

Thus, through the first nine months of 2019, net sales increased 7.5% to $535.7 million, as compared to $498.3 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, net sales increased 10.2% for the period. Net income attributable to Inter Parfums, Inc. rose to $52.1 million, an increase of 13.8% compared to $45.7 million in the same period last year, while net income attributable to Inter Parfums, Inc. per diluted share rose 13.1% to $1.64 from $1.45.

Discussing sales by region through the first nine months, Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Our largest market, North America, has been performing exceptionally well with year-to-date sales up 13.9%, and our second largest, Western Europe, exceeded 2018 nine month sales by 4.8%. We are especially pleased by the 8% increase in third quarter sales in Asia, which along with the 7% gain in the second quarter more than offset the decline in the first quarter, bringing 2019 nine month sales slightly ahead of last year. Two other markets where sales are running ahead are the Middle East and Eastern Europe, with sales up 25.3% and 4.2%, respectively, over the first nine months of last year. Only Central and South America, our smallest market, underperformed last year.”

Reviewing European operations through the first nine months of 2019, Mr. Madar went on to say, “Our largest brand, Montblanc, continues to perform very well with sales up over 22.0%, thanks in part to the success of our newest scent, Montblanc Explorer, as well as to ongoing strong sales of our well-established Legend collection. As for our second largest brand, Jimmy Choo, the 4.5% increase in fragrance sales were stimulated by the brand extensions unveiled at the end of 2018 and early 2019 along with initial sales of the recently launched men’s scent Jimmy Choo Urban Hero. In 2019, the Coach fragrance portfolio added Floral Blush, a brand extension, and year-to-date sales by our third largest brand are running slightly ahead of 2018 nine month sales, which were up more than 100% from the prior year.”

With regard to U.S. operations, Mr. Madar continued, “Once again, the GUESS brand is responsible for most of the top line growth. In just over one year’s time, this brand has become the largest within our U.S. operations, with legacy fragrances dominating the sales mix. However, in the third quarter, we began shipments of 1981 Los Angeles and Seductive Noir, both flankers of established scents, which accelerated brand growth further. The Oscar de La Renta brand has been a star performer this year too with the continued success of the Bella Blanca collection, including this year’s entrant, Bella Rosa. We are also pleased with the performance of the Abercrombie & Fitch and Hollister brands, with the former adding Authentic, an entirely new pillar, and the latter building upon its established lines with limited edition programs and the Festival Nite brand extension. Finally, the Anna Sui brand had a comeback third quarter, which more than offset the shortfall in the first half, and thus year-to-date brand sales are ahead of last year.”

Highlighting several initiatives underway for 2020, Mr. Madar commented, “For European operations, Montblanc and Coach will each introduce a new women’s scent in the first half, and Jimmy Choo in the second half. In addition to beginning the distribution of two Kate Spade legacy women’s scents in the spring, we are creating an entirely new women’s scent for the brand, which will debut in the fall.”

On the subject of U.S. operations, Mr. Madar noted, “Nearly two years in the making, Bella Vita will debut for the GUESS brand domestically in the spring and go globally in the fall. We are confident that GUESS will rank in the top five within all brands in our portfolio in 2020. We are likewise confident that the spring launch of Sky by Anna Sui will be a catalyst for brand sales growth. Our debut of a multi-scent collection for Graff unveils in Harrod’s beginning in March 2020, with selective luxury distribution planned for the fall.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “For European operations, gross profit margin was 62.8% in the current third quarter compared to last year’s 64.9%. The cost of sales of our new Montblanc Explorer product line, which has been a strong performer, is higher than typical, which offset much of the gross margin benefit of the stronger dollar this year. For U.S. operations, gross margin was 51.0% as compared to 49.9% in last year’s third quarter. Generally speaking, our third quarter is our strongest quarter for sales due to holiday season shipments. However, more often than not, our consolidated gross margin contracts in the third quarter due to the large proportion of holiday gift sets in the sales mix.”

Mr. Greenberg continued, “The only material non-operating item was the foreign currency loss aggregating $0.1 million in the current third quarter compared to a $1.1 million loss on foreign currency in the third quarter of 2018.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $375 million, including approximately $192 million in cash, cash equivalents and short-term investments, a working capital ratio of over 3.2 to 1 and only $10.6 million of long-term debt.”

Guidance

Mr. Greenberg added, “As a result of the strength of the U.S. dollar throughout 2019, as compared to 2018, we are maintaining our 2019 net sales guidance at approximately $712 million. However, based upon improved controls over expenses and greater leverage of our fixed expenses, we are raising our earnings guidance from $1.88 per diluted share to $1.90 per diluted share. Guidance assumes the dollar remains at current levels. As previously reported, we will issue initial 2020 guidance after the market closes on November 20, 2019.”

Dividend Increased by 20%

The Board of Directors of Inter Parfums, Inc. authorized a 20% increase in the annual dividend to $1.32 per share. The next quarterly cash dividend of $0.33 per share is payable on January 15, 2020 to shareholders of record on December 31, 2019.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, November 6, 2019. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lily Aldridge, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net sales	$191,227	$177,213	$535,712	$498,347

Cost of sales	76,790	68,066	204,459	187,917

Gross margin	114,437	109,147	331,253	310,430

Selling, general and administrative expenses	77,793	74,169	238,860	226,286

Income from operations	36,644	34,978	92,393	84,144

Other expenses (income):
Interest expense	384	523	1,214	1,553
(Gain) loss on foreign currency	121	1,109	818	(185)
Interest income	(562)	(847)	(2,886)	(3,321)

	(57)	785	(854)	(1,953)

Income before income taxes	36,701	34,193	93,247	86,097

Income taxes	10,043	9,767	26,012	25,550

Net income	26,658	24,426	67,235	60,547

Less: Net income attributable to the noncontrolling interest	5,810	5,488	15,176	14,801

Net income attributable to Inter Parfums, Inc.	$20,848	$18,938	$52,059	$45,746

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.66	$0.60	$1.66	$1.46
Diluted	$0.66	$0.60	$1.64	$1.45

Weighted average number of shares outstanding:
Basic	31,452	31,326	31,444	31,297
Diluted	31,676	31,587	31,681	31,502

Dividends declared per share	$0.28	$0.21	$0.83	$0.63

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$138,457	$193,136
Short-term investments	53,244	67,870
Accounts receivable, net	173,839	136,420
Inventories	167,114	160,978
Receivables, other	1,669	2,112
Other current assets	8,544	8,076
Income taxes receivable	481	810
Total current assets	543,348	569,402

Equipment and leasehold improvements, net	11,235	9,839
Right-of-use assets, net	29,509	--
Trademarks, licenses and other intangible assets, net	197,323	204,325
Deferred tax assets	12,838	9,299

Other assets	6,175	6,302

Total assets	$800,428	$799,167

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$17,449	$23,155
Current portion of lease liabilities	5,877	--
Accounts payable – trade	44,477	58,328
Accrued expenses	81,179	92,468
Income taxes payable	10,272	4,396
Dividends payable	8,652	8,630

Total current liabilities	167,906	186,977

Long–term debt, less current portion	10,606	22,906

Lease liabilities, less current portion	25,221	--
Deferred tax liability	3,275	3,538
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,464,568 and 31,382,127 shares at September 30, 2019 and December 31, 2018, respectively	31	31
Additional paid-in capital	68,636	69,970
Retained earnings	476,477	448,731
Accumulated other comprehensive loss	(50,408)	(33,650)
Treasury stock, at cost, 9,864,805 shares at September 30, 2019 and December 31, 2018	(37,475)	(37,475)

Total Inter Parfums, Inc. shareholders’ equity	457,261	447,607
Noncontrolling interest	136,159	138,139
Total equity	593,420	585,746

Total liabilities and equity	$800,428	$799,167

5